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                                                                         (e)(12)
September 17, 1999



Dave Larson
644 Praderia Circle
Fremont, CA 94539

Dear Dave:

On behalf of OnDisplay, Inc./The Outsource Group, I am pleased to offer you the position of Chief Financial Officer, reporting to me. Your annual base salary will be $180,000.00 and will be paid semi-monthly at a rate of $7,500.00 per pay period.

You will also be eligible to receive an annual bonus that is 40% of your annual base salary (prorated for 1999), subject to mutually agreed upon performance objectives.

This offer assumes you will begin full time employment on September 27, 1999.

You will also be eligible for the OnDisplay/The Outsource Group standard benefits package that includes medical, dental and vision insurance, IRC Section 125, etc. Information about these programs, other company benefits and guidelines concerning policies and procedures will be made available to you from the Human Resources department.

As an OnDisplay employee, you will be able to participate in the company 401(k) Plan upon meeting the eligibility requirements of the Plan. OnDisplay/The Outsource Group also offers three (3) weeks of vacation per year, accrued at a rate of five (5) hours per pay period for employment service of 2 weeks to 3 years, and four (4) weeks of vacation per year, accrued at a rate of 6.67 hours per pay period for employment service of 3+ years, along with twelve (12) Company designated holidays.

Inclusive with your compensation package, and subject to approval by the Board of Directors, you will be granted Incentive Stock Options of 200,000 shares of OnDisplay stock under the OnDisplay, Inc., 1996 Stock Option Plan. Five percent (5%), which is equal to 10,000 shares, of your Incentive Stock Options will be fully vested on your hire date, the vesting commencement date. The remaining Incentive Stock Options (190,000 shares) will vest over a four (4) year period at a rate of 25% after twelve months, then 1/48/th/ per month thereafter as outlined in the OnDisplay, Inc., 1996 Stock Option Plan.

Offer Letter:  Dave Larson
September 17, 1999
Page 2



If your employment with the Company terminates at any time within twenty-four
(24) months after a Change of Control, then you shall be entitled to receive severance benefits as follows:

Involuntary Termination.  If your employment terminates as a result of
-----------------------
Involuntary Termination other than for Cause, you shall be entitled to receive a continuation of your Base Compensation for a period equal to six months. In addition, you shall be entitled to a payment of a pro-rata portion of the target
                                                  --------
bonus you would have received for the year in which the termination occurs.
Such payment shall be made in a lump sum within ten (10) business days after the Termination Date.

Voluntary Resignation; Termination For Cause.  If your employment terminates by
--------------------------------------------
reason of the Employee's voluntary resignation (and is not an Involuntary Termination), or if you are terminated for Cause, then you shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such termination.

Disability; Death.  If the Company terminates your employment as a result of the
-----------------
your disability, or your employment is terminated due to your death , then you shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such disability or death.

For purposes of your severance benefits, the following terms referred to above shall be defined as follows:

Change of Control.  "Change of Control" shall mean the occurrence of any of the
-----------------
following events:

          (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities;

Offer Letter:  Dave Larson
September 17, 1999
Page 3


        (b) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or
(B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

        (c) The approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

Involuntary Termination.  "Involuntary Termination" shall mean (i) without your
-----------------------
express written consent, a significant reduction of your duties, position or responsibilities, or your removal from such position and responsibilities, including, without limitation, any reduction that results in you not serving as the Chief Financial Officer of the company that survives after the Change of Control (or, if such surviving company is a member of a group of affiliated corporations, the Chief Financial Officer of the most senior parent corporation in such group); (ii) without your express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction; (iii) a reduction by the Company in your Base Compensation as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which you areas entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (v) without your express written consent, the relocation of the Employee to a facility or a location more than 25 miles from your present location; (vi) any purported termination of you by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors in the event of a change of control.

Offer Letter:  Dave Larson
September 17, 1999
Page 4


Cause.  "Cause" shall mean (i) any act of personal dishonesty taken by you in
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connection with your responsibilities as an employee and intended to result in substantial personal enrichment to you, (ii) the conviction of a felony which the Board reasonably believes had or will have a material detrimental effect on the Company's reputation or business, (iii) a willful act by you which constitutes gross misconduct and which is injurious to the Company, and (iv) continued violations by you of your obligations which are demonstrably willful and deliberate on your part which continue after there has been delivered to you a written demand for performance from the Company which describes the basis for the Company's belief that you have not substantially performed your duties.

In the event that you are entitled to severance benefits pursuant to this Agreement, your stock options shall become fully vested and exercisable as to all of the shares subject thereto.

In the event it is determined by the Board of Directors, upon receipt of a written opinion of the Company's independent public accountants, that the enforcement of any Section or subsection of this Agreement, which allows for the acceleration of vesting of options to purchase shares of the Company's common stock upon a termination in connection with a Change of Control, would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such Section or subsection of this Agreement shall be null and void. For purposes of this Section, the Board's determination shall require the unanimous approval of the disinterested Board Members.


Your employment with OnDisplay/The Outsource Group, whether temporary, probationary, part-time or full-time, is entered into voluntarily, and as a result, you are free to resign, at any time, upon two weeks notice, with or without cause for any reason or no reason. Similarly, OnDisplay/The Outsource Group, is free to conclude its "at will" employment relationship with you at any time, with or without cause, for any reason or no reason.

Offer Letter:  Dave Larson
September 17, 1999
Page 5



On your start date, you will be asked to review and complete necessary paperwork. We ask that you bring an original document that verifies your identity -- likely a picture identification (e.g., a passport, driver's license, ID card, etc.) and one that verifies that you are eligible to be employed in the U.S.A (e.g., social security card, U.S. passport, etc.).

Please confirm your acceptance of employment on the terms set forth in this letter by signing both copies and returning one copy to the attention of Sharon Santos.

This offer is valid until September 21, 1999. This offer is contingent upon the results of our standard new hire background check.

It is my pleasure to welcome you to OnDisplay. The team at OnDisplay, along with me, looks forward to your immediate contribution to our future success.

Best Regards,



Mark Pine
CEO



AGREED AND ACCEPTED:


                                                                 @ondisplay.com
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Print Name          Nickname        E-mail account name (First Choice)

                                                                 @ondisplay.com
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                                    E-mail account name (Second Choice)

--------------------------------    ____________________________________________
Signature           Date            Print name as you would like it to appear on
                                    your business card

                                    ____________________________________________
                                    * Address, City and Zip Code to be listed on
                                      business card


                                    _______________________    _________________
                                    * Business number to be    * Fax number to
                                      listed on business card    be listed on
   *If not located at Corporate                                  business card
    Headquarters, San Ramon